UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT

PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

IBIO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Explanatory Note

On May 25, 2022, iBio Inc. (the “Company”) posted the following frequently asked questions on its website relating to the Company’s Special Meeting of Stockholders to be held on June 30, 2022.  This Schedule 14A supplements the Definitive Proxy Statement filed by the Company with the U.S. Securities and Exchange Commission on May 24, 2022.

Call to Vote

1-844-203-3605 (U.S. and Canada)

+1-212-297-0720 (Other locations)

To all of our valued shareholders-of-record, thank you for your continued support as well as your participation in the upcoming June 30th Special Meeting of Shareholders (“SMS”), which will be held virtually. We have important decisions on the ballot, and our Bylaws require one third of the issued and outstanding shares of iBio capital stock be represented to achieve a quorum. So please vote your shares so that we have enough participation to hold the meeting as required by our Bylaws. Otherwise, iBio will schedule another SMS in calendar year 2022 in order to obtain approval of the reverse stock split of our issued and outstanding shares of common stock and a decrease in the authorized number of shares of common stock.

We also need your support to help us realize our vision of changing the biologic drug development and manufacturing paradigm with the FastPharming® System. We have successfully deployed FastPharming to rapidly build our own pipeline of novel pre-clinical drug candidates and are now advancing some of these candidates towards the clinic.  With the opportunity to address major unmet medical needs in oncology as well as fibrotic and infectious diseases, please vote For a reverse stock split of iBio’s common stock and For a decrease to the authorized share count, as recommended by the Board of Directors.

We’re grateful for your investment and look forward to our future growth together.

FAQs

1.	What is to be voted on at the Special Meeting of Shareholders (“SMS”)?

On May 12, 2022, we filed a preliminary proxy and announced that we will be holding a SMS on June 30th to vote on three proposals recommended by the Board:

i.	Proposal 1 – approval of an amendment to our Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding shares of Common Stock, at a ratio of one (1) share of Common Stock for every twenty-five (25) shares of Common Stock (the “Reverse Stock Split”)

ii.	Proposal 2 – approval of an amendment to our Certificate of Incorporation, as amended, to decrease, concurrent with and conditioned upon the effectiveness of the Reverse Stock Split, the number of authorized shares of our Common Stock from 275,000,000 to 55,000,000 (the “Authorized Share Decrease Proposal”); and

iii.	Proposal 3 – an adjournment of the meeting in order to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Reverse Stock Split and/or the Authorized Share Decrease Proposal.

2.	Why is iBio seeking a reverse stock split?

We believe that a higher stock price resulting from a reverse stock split will allow iBio to better position itself to be more attractive among a broader set of investors.

Many institutional investors consider low-priced stocks to be unduly speculative in nature and, as a matter of policy, avoid investment and trading in low-priced equities. For example, the charters of some mutual funds explicitly restrict their investment managers from initiating positions in and/or continuing to hold stocks that trade under $5 per share.

Further, the Board does not believe the current number of shares available for issuance provides sufficient flexibility for the Company to pursue its strategic objectives, such as establishing partnerships with other companies, expanding business or product lines through mergers and acquisitions, or financing operations and clinical development activities, to name a few. The number of available shares of common stock following implementation of the reverse stock split will provide the needed strategic flexibility for the Company.

The Board is always considering various actions that can be taken to make our stock a more attractive and cost-effective investment to the maximum number of investors. This is just one of them.

We believe a reverse stock split could protect your investment, and we appreciate our shareholders’ commitment to the future success of iBio by voting in favor of an amendment to our certificate of incorporation to effect a reverse stock split.

3.	What is a reverse stock split?

A reverse stock split reduces the number of outstanding shares a company has in the market. Each share represents a proportion of ownership of a company. With a reverse split, every shareholder maintains their proportionate interest in the company (other than with respect to fractional shares) but the aggregate number of shares is reduced.

For example, if a company declares a one for twenty-five (25) reverse stock split, every twenty-five (25) shares that you own will be converted into a single share. If you owned 10,000 shares of the company before the reverse stock split, you would own a total of 400 shares after the reverse stock split. Every shareholder’s proportional interest remains the same (other than with respect to fractional shares), as a result of the reverse split.

4.	Why do shareholders vote on a reverse stock split?

As an iBio shareholder, you have voting rights related to certain matters under the Delaware General Corporation Law, including voting for an amendment to our certificate of incorporation to effect a reverse stock split.

5.	Will the reverse stock split impact the value of my aggregate holdings?

No, a stock split by itself – whether forward or reverse – other than with respect to fractional shares, will not impact the value of one’s holdings or the overall market capitalization of a publicly traded company. Every shareholder’s proportional interest (other than with respect to fractional shares) remains the same the day that a split is effected. We cannot predict how our stock will trade following a reverse stock split, but we believe that fewer shares and a higher share price could be more attractive to institutional investors.

6.	Is a reverse stock split an indication that a company is experiencing poor financial performance and will continue to see diminishing financial performance?

There are many reasons that a company may decide to propose a reverse stock split. A reverse stock split is expected to allow iBio to better position itself to be more attractive among a broader set of investors. The Board is always considering various actions that can be taken to make our stock more appealing to a broad variety of investors.

7.	Will an approval of a reverse stock split positively or negatively impact retail investors, who make up a majority of the shareholder base?

The Board believes these proposals are in the best long-term interest of all shareholders, including both retail and institutional investors. Every shareholder’s proportional interest remains the same immediately after the reverse split.

8.	What information is currently available for me to make my decision about how to vote on the reverse stock split and change in authorized shares?

In addition to these FAQs, the Investor Relations section of our website contains a wealth of information, including the recently issued definitive proxy statement filed with the SEC on May 24, 2022.

9.	Will there be more information forthcoming?

We believe the Company’s proxy statement and the Company’s financial disclosures are the primary sources of information needed for each investor to make their decision.

10.	What happens next if a reverse stock split is approved?

Stockholder approval of this proposal would not compel us to complete a reverse stock split. Rather, it would provide the Board the flexibility to effect a reverse split at some point in future, should the Board deem that be in the best interest of our shareholders.

11.	Who put the proposals on the ballot?

The Board of Directors placed these proposals on the ballot. The Board believes these proposals are in the best long-term interest of all shareholders, including both retail and institutional investors.

12.	How is this proposal different from last year’s vote on a reverse stock split?

Similar to the reverse stock split that we sought approval of last year, the result of the reverse stock split, if effected, will be an increase in the number of unissued authorized shares. The Company is seeking increased flexibility to continue to drive its strategic growth objectives to advance environmentally sustainable biopharmaceutical manufacturing while developing new treatments for cancers, as well as fibrotic and infectious diseases. Last year we proposed a 1:10 reverse split—this year due to changes in the market we are seeking a 1:25 split.

At last year’s meeting, the majority (~65%) of iBio stockholders who submitted their votes had voted in favor of the reverse stock split proposal; however, more votes were needed to meet the required threshold for approval under the Delaware General Corporation Law.

To help meet the required threshold, on May 10, 2022, we designated a new class of convertible preferred stock and sold 1,000 shares of the new class of convertible preferred stock. Each share of the convertible preferred stock will convert into one share of common stock and will be non-voting other than with respect to the Reverse Stock Split for which each share of convertible preferred stock will be entitled to 5,000,000 votes per share in the same ratio as the underlying common stock votes. The holders of the convertible preferred stock have no discretion as to how to vote the shares. As a result, any vote of the convertible preferred stock as structured will reflect the same proportion of the vote of the common shareholders so that the intent of the shareholders who vote can be realized.

13.	Why didn’t the reverse stock split proposal pass this past December/January?

Approximately two-thirds of the common shareholders who voted during the last shareholder meeting were in favor of the reverse stock split proposal. However, as is typical for companies with a large number of retail shareholders, many common shareholders simply didn’t vote their shares. Since their brokerage houses did not vote on behalf of them in the same proportion with those who did cast a ballot, the number of total votes was not enough to meet Delaware law requirements. Only ~63% of the outstanding shares were voted.

The Board believes the prior vote on the reverse stock split not only represents the true will of the shareholders, but is also in the best interests of the Company. Unfortunately, many retail shareholders in today’s market for various reasons do not engage in the proxy process and vote their shares. As a result, when companies with a large retail stockholder base have proposals which require approval in excess of 50% of outstanding shares to pass the proposals are failing, the will of the shareholders who are engaged in the proxy process and vote are artificially prevented from being implemented.

14.	Why is the Company issuing convertible preferred stock related to the shareholder meeting proposals?

The increasing prevalence of brokerage firms opting to forego discretionary or proportionate voting of the shares held by them in street name has made it significantly more difficult for companies like iBio with a large retail stockholder base, to secure affirmative votes from a majority of the outstanding shares entitled to vote. We believe the convertible preferred shares, which must be voted in the same proportion as the underlying common shares, serve to reflect the vote of the common shares and overcome such impediments to what we see as the will of the shareholders who vote.

15.	Aside from raising additional capital, how might an increase in issuable shares help iBio to pursue its strategic objectives?

We continue to see potential opportunities to increase shareholder value. Our transaction with RubrYc Therapeutics, Inc. is a representative example. Through it, we gained a worldwide exclusive license to a promising cancer therapeutic candidate designed to deplete immunosuppressive regulatory T cells from the tumor microenvironment. Additionally, we acquired an equity stake in RubrYc along with an option to license five antibodies developed jointly with RubrYc’s artificial intelligence (“AI”)-based antibody discovery platform.  The first antibody jointly developed using the AI-driven discovery program with RubrYc was initiated in October of last year and has already advanced to Late Discovery stage within our pipeline.

While we completed the transaction with RubrYc utilizing cash, there may be future strategic opportunities for similar partnerships that we can evaluate utilizing cash and/or stock.

16.	The 10-Q filed with the SEC on May 12, 2022 noted iBio had $48.6 million in cash and securities, so why do you need to increase the number of issuable shares now?

We have no immediate plans for an equity financing as we have sufficient capital to fund our currently planned operations to September of 2023.

Our projected use of capital, however, does not incorporate a broad range of potential near-term opportunities that may require additional investment. Also, based on our anticipated operating expense levels, we expect to have less than 12 months of cash on hand (a common liquidity threshold in the biotech industry) at some point before our next annual meeting.

17.	How do the proposals for reverse stock split and the decrease in authorized shares affect the company’s flexibility to raise capital?

Because the Company is using a different ratio in the reverse stock split then the ratio for the decrease in authorized shares, the net effect is to provide additional authorized and unissued shares of common stock and affords the Board of Directors more flexibility to raise capital as conditions warrant.

18.	Why wouldn’t future capital raises decrease shareholder value?

iBio’s business may require additional capital to realize its full value potential or to take advantage of value-creating opportunities. It is important to provide the Board with this vote of confidence for them to have the ability to make decisions on how and when to raise capital.

19.	Can the management team vote the options they hold? How will executives’ shares be impacted by the approval of a reverse stock split?

No, the management team cannot vote the options they hold. Only shares of common stock outstanding as of the record date of May 12, 2022 may vote on the proposal.

The number of shares of common stock  issued upon any exercise of the stock options at the exercise price will be adjusted to reflect the reverse stock split in the same proportion as the reverse stock ratio.

20.	Is iBio at risk of being delisted from the NYSE American stock exchange?

iBio is not seeking approval of the reverse stock split due to any notifications from NYSE American, LLC, regarding listing standard compliance. However, if iBio’s stock were to drop below $0.20 per share for a substantial period of time, the stock could be delisted making it harder and more expensive for shareholders to trade their stock.

21.	How do I cast my vote for this stock split?

There are number of ways you can cast your vote. Okapi Partners serves as iBio’s proxy solicitor. Shareholders requiring assistance voting can contact Okapi Partners at 1-844-203-3605 (U.S. and Canada) or +1-212-297-0720 (from other locations) from 9:00 a.m. ET to 8:00 p.m. ET Mondays – Fridays.

Call to vote:

Locate the control number on your proxy card or voting instruction form and dial the telephone number indicated on your proxy card or voting instruction form then follow the audio prompts.

If you do not have your proxy card available, you can call Okapi Partners at 1-844-203-3605 (U.S. and Canada) or +1-212-297-0720 (from other locations) from 9:00 a.m. ET to 8:00 p.m. ET Mondays – Fridays for assistance.

Mail in your vote:

If you have received a mail-in card, mark your vote, sign, date and return the proxy card or voting instruction form in the postage-paid envelope provided.

Vote online:

If you have received an email from your custodian bank or broker or a proxy card or voting instruction form with a website link to vote, enter the website link into your internet browser and follow the instructions on the screen.

If you hold your shares in more than one account, you will receive a proxy card or voting instruction form for each account. It is important that you vote a proxy with respect to each account you own.

22.	I am having trouble voting. Who can I contact for support?

You can call Okapi Partners at 1-844-203-3605 (U.S. or Canada) or +1-212-297-0720 (from other locations). You can also email Okapi Partners at info@okapipartners.com.

23.	If I am based outside of the U.S. how can I vote?

You can call Okapi Partners at +1-212-297-0720 or email info@okapipartners.com for more information.